Exhibit 99.1

DRAFT—FOR IMMEDIATE RELEASE

For More information Contact:

Investors:	Media:
Debbie Laudermilk	Aaron De Lucia
Investor Relations	Senior PR Manager
512.381.3931	512.381.3994
Investor.relations@sigmatel.com	press@sigmatel.com

SIGMATEL REPORTS ANNUAL AND FOURTH QUARTER 2005 RESULTS

Revenue Increased 67 Percent Year-Over-Year and Gross Margins Maintained Above 54%

AUSTIN, Texas (January 31, 2006) – SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, today announced fourth quarter and fiscal year 2005 results for the period ended December 31, 2005. Revenues for fiscal year 2005 were $324.5 million, an increase of 67% compared to revenue for fiscal year 2004 of $194.8 million. Corporate gross margins for both 2005 and 2004 were above 54%. Under generally accepted accounting principles (GAAP), SigmaTel reported net income for fiscal year 2005 of $35.9 million or diluted earnings per share of $0.95, which compares to 2004 GAAP net income of $52.6 million or $1.39 per diluted share. Pro forma net income for 2005 was $49.2 million or $1.30 per diluted share versus $55.2 million or $1.46 per share for fiscal year 2004. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table provided below.

“2005 has been a year of great accomplishments and transition for SigmaTel,” said Ron Edgerton, chairman, CEO and president of SigmaTel. “The company saw revenue increase by 67% in 2005, while making significant strategic changes to broaden and diversify its product offerings as well as end markets to enhance its long term growth.”

Revenues for the fourth quarter of 2005 increased 4% to $82.0 million from $78.6 million in the fourth quarter of 2004. Sequentially, revenues increased 12% from $73.5 million in the third quarter of 2005. SigmaTel reported GAAP net income for the fourth quarter of 2005 of $4.6 million or diluted earnings per share of $0.12, compared to GAAP net income for the fourth quarter of 2004 of $19.5 million or diluted earnings per share of $0.52. Pro forma adjusted net income for the fourth quarter of 2005 was $6.0 million, representing $0.16 per diluted share compared to $21.0 million or $0.56 per diluted share for the fourth quarter of 2004.

As of December 31, 2005, SigmaTel had cash, cash equivalents and short-term investments of $118.9 million, which increased from $107.3 million as of September 30, 2005.

Business Summary

SigmaTel continued to be a leader in the multimedia market during the fourth quarter and throughout 2005. Revenue from portable SoCs, including the STFM1000 FM tuner, accounted for approximately 85% of revenues in the fourth quarter. The company introduced its optimized radio architecture with the STFM1000 FM tuner and shipped more than 800,000 units in the fourth quarter. The Integrated

Components Group (ICG) continued its strength in the market and its revenue grew 27% in 2005. SigmaTel’s imaging groups contributed approximately 7% of total fourth quarter revenues in 2005.

The STMP3600 went into full production in the fourth quarter and the company expects to see significant design wins hitting the market in the first quarter of 2006. The technology provides the highest-level of integration and best performance on the market, allowing portable media devices to offer greater functionality, including MPEG4 and H.264 video. The STMP3600 also supports Microsoft’s PlaysForSure and the widest range of NAND Flash solutions on the market, including large block SLC and large block MLC Flash. To date, SigmaTel has trained 48 device manufacturers and more than 180 engineers on the STMP3600 technology worldwide.

Additional Highlights

•	As of January 2006, SigmaTel shipped its 100 millionth portable System on Chip solution and its 175 millionth audio Codec.

•	SigmaTel acquired the Direct Digital Amplification (DDX®) technology, design team and intellectual property from Apogee Technology, Inc., during the quarter.

•	The company established its presence in the Japanese market with the establishment of SigmaTel Japan in October 2005.

•	New design wins revealed during the quarter included the Klegg Electronics’ Klegg Mini MP3 player and the FunTwist D-Chord800.

•	SigmaTel established its intellectual property strategy and global licensing program.

•	SigmaTel acquired the essential Moon-Hwang patent family at the beginning of January 2006.

•	Hugh Cooney, former president of Rio, joined SigmaTel as vice president and business general manager of SigmaTel’s video compression product line.

•	The West Coast Imaging Center continued to win portable digital camera designs that will be arriving in the U.S. early this year.

•	The Imaging Systems Group launched its new STDC3000 at the Lyra Symposium.

•	Sony continued to expand the implementation of its “Sound Reality” technology across its VAIO desktop and notebook product lines using SigmaTel solutions.

•	SigmaTel’s Theater Quality High Definition Audio (HD Audio) Codecs for the PC earned the coveted Dolby® Master Studio™ approval.

•	SigmaTel launched its Partner Solutions Program (PSP) and seven partners signed up during the quarter, including Akustica, Audible, Chanceux, Co., Motorola, Silicon Labs, SRS Labs, and Techware.

•	The ITC case against Actions Semiconductor is proceeding and SigmaTel expects to have a ruling during March 2006.

“SigmaTel’s primary objective with its internal development and diversification strategy, along with the introduction of its next generation portable multimedia SoC, the STMP3600, and its first wireless product, the STFM1000, was to position the company as a leading mixed signal multimedia semiconductor company. Moving into 2006, SigmaTel is well positioned to be a leader in the evolving multimedia market,” said Mr. Edgerton.

First Quarter 2006 Business Outlook

“The first quarter of 2006 continues to be a period of transition for SigmaTel. However, we are confident that the new products released in the latter half of 2005 and the acquisitions will show significant benefits in 2006,” said Mr. Edgerton. “We are confident that the company is positioned to achieve its long-term goals with a focus on execution and integration across all product segments, which will help us achieve the maximum value for our customers and shareholders.”

Specific guidance for the first quarter of 2006:

■	Revenues are expected to be between $52.0 to $60.0 million.

■	Gross margins are expected to be approximately 52% on a pro forma basis plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

■	Stock-based compensation under FAS 123R is expected to be $2.4 million after tax or $0.06 per diluted share.

■	Diluted pro forma loss per share is expected to be between $0.01 to $0.08, excluding approximately $0.06 per diluted share of stock-based compensation expense and approximately $0.02 per diluted share of expense related to amortization of acquired intangibles.

■	GAAP diluted loss per share is expected to be between $0.10 to $0.17.

In addition, SigmaTel’s Board of Directors has approved a $30 million stock repurchase plan that will be initiated this week. For specifics regarding the stock repurchase program, please view the press release titled “SigmaTel Initiates Common Stock Repurchase Program,” that was issued today at the close of market and is viewable on SigmaTel’s Web site at www.sigmatel.com.

Conference Call Today

A conference call will be held today, January 31, 2006, beginning at 3:30 P.M. Central time. The call will be simulcast over the Internet at www.streetevents.com and http://ir.sigmatel.com. A replay of the conference call will be available at the websites listed above or by calling 888-203-1112 (U.S.) or 719-457-0820 (international) and entering pass code number 7368024. These replays will be available through February 28, 2006.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005 and the Form 10-Q that was filed on November 10, 2005 and the form 10-K that SigmaTel plans to file during February 2006.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q4 2005 earnings conference call can be found on the company’s website at http://ir.sigmatel.com

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income, as reported	$4,646	$19,486	$35,879	$52,556
Pro forma adjustments (tax effected):
Lease abandonment charge and partial reversal	—	1,285	(250)	1,285
Acquisition-related write-off of in-process R&D costs	200	—	11,610	—
Amortization of intangible assets from acquisitions	875	—	1,115	—
Deferred stock-based compensation	322	222	843	1,405

Pro forma net income	$6,043	$20,993	$49,197	$55,246

Diluted weighted average shares outstanding	38,541	37,485	37,912	37,872
Diluted net income per share, pro forma	$0.16	$0.56	$1.30	$1.46

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues, net	$82,007	$78,585	$324,457	$194,805
Cost of goods sold	39,610	35,592	149,086	89,187

Gross profit	42,397	42,993	175,371	105,618

Operating expenses:
Research and development	21,920	10,397	75,107	32,253
Selling, general and administrative	15,556	7,632	42,649	18,098
Amortization of deferred stock-based compensation	452	341	1,253	2,162

Total operating expenses	37,928	18,370	119,009	52,513

Operating income	4,469	24,623	56,362	53,105

Other income:
Interest income, net	874	588	4,096	1,709
Foreign exchange loss	39	—	69	—

Total other income	835	588	4,027	1,709

Income before income taxes	5,304	25,211	60,389	54,814

Income tax expense	658	5,725	24,510	2,258

Net income	$4,646	$19,486	$35,879	$52,556

BASIC NET INCOME PER SHARE	$0.13	$0.56	$0.99	$1.52

DILUTED NET INCOME PER SHARE	$0.12	$0.52	$0.95	$1.39

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income per share	37,141	34,501	36,132	34,669

Diluted net income per share	38,541	37,485	37,912	37,872

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$65,712	$27,246
Short-term investments	53,172	114,451
Accounts receivable, net	48,633	34,195
Inventories, net	23,534	19,411
Income tax receivable	5,492	—
Deferred tax asset, net	1,760	7,613
Prepaid expenses and other assets	6,963	4,241

Total current assets	205,266	207,157

Property, equipment and software, net	14,200	7,116
Intangible assets, net	37,678	4,357
Goodwill	84,203	—
Other assets	2,095	1,285

Total assets	$343,442	$219,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$50,146	$23,016
Accrued compensation	7,020	3,884
Other accrued expenses	6,442	2,698
Deferred revenue	10,093	7,286
Current portion of long-term obligations	528	1,223

Total current liabilities	74,229	38,107

Non-current income taxes payable	7,906	—
Other liabilities	2,113	892

Total liabilities	84,248	38,999

Stockholders’ Equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 37,507 and 37,417 at 2005 and 35,205 and 35,115 at 2004, respectively	4	4
Additional paid-in capital	218,492	173,480
Notes receivable from stockholders	(5)	(7)
Deferred stock-based compensation	(3,874)	(1,278)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	45,337	9,458
Accumulated other comprehensive loss	(19)	—

Total stockholders’ equity	259,194	180,916

Total liabilities and stockholders’ equity	$343,442	$219,915